Exhibit 10.8

Michael Skutezky

Chairman

Western Uranium Corporation

700-10 King Street East

Toronto, Ontario

M5C 1C3

October 16, 2015

Dear Mike:

Re: Proposal by Cross River Advisors LLC to Provide Capital Market Services to Western Uranium

Further to our recent discussions, we are pleased to offer to provide the following capital market services to Western Uranium subject to the following terms and conditions:

1.Roadshow: Cross River, in conjunction with partners and affiliates will coordinate an in initial management Roadshow for senior executives of Western beginning in Toronto, Ontario on October 19 and 20 2015 followed by New York and Boston and such other cities as may be agreed by the President and CEO.

2. Power Point Presentation: Cross River will consider and review the Western Corporate Power Point Presentation prepared by Management and make such changes as are recommended or desirable provided such changes or additions are approved by Management.

3. Scope of Work: (a) Equity. Cross River will lead the Roadshows in Toronto, New York and Boston beginning October 19 2015 in Toronto by arranging for Management to meet qualified investors and to have Management meet with the buy and sell side in the proposed US $1.5 million dollar Private Placement to be announced by News Release on October 16, 2015 after the close of Markets as outlined in the Term Sheet.

  (b) Debt. Western may also consider raising funds by way of debt or convertible debt or debentures. Compensation for debt will be pursuant to the Retainer Fee or such other compensation as may be agreed between Western and Cross River and its affiliates.

4. Compensation: Western will pay Cross River a monthly fee of US$6500 (the ‘Retainer Fee’) beginning on October 1, 2015 with a minimum term of three (3) months to provide such services. The Retainer Fee may be terminated by either party giving the other 30 days written notice.

5. Finder’s Fee: The terms between the parties engaged in this Private Placement, shall be governed by a Private Placement Agreement between Western Uranium and Cross River’s brokerage affiliate Tor Brokerage LLC. Western Uranium shall offset the monthly US$ 6500 Retainer Fee against the 5% Finder’s Fees paid to Tor Brokerage LLC under the aforementioned Private Placement Agreement.

6. Expenses: Western will reimburse Cross River for approved expenses up to US$1000 in any one month period incurred during the term of this agreement against properly documented invoices in accordance with Western’s internal controls established from time to time.

Yours very truly:

/s/ Andrew Wilder

CROSS RIVER ADVISORS LLC

ACCEPTED this 21st day of October 2015

WESTERN URANIUM CORPORATION

/s/ Michael R. Skutezky
Michael R. Skutezky
Chairman of the Board of Directors.

3 Greenwich Office Park, First Floor | Greenwich, CT 06831 | +1 (203) 340-5750 | www.crossriveradvisors.com